Exhibit 4
$150,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF JUNE 15, 2006
AMONG
VIAD CORP,
THE LENDERS,
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,
WACHOVIA BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT
AND
BANK OF AMERICA, N.A.
AND
KEYBANK NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENTS
J.P. MORGAN SECURITIES INC.
AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

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Exhibit A	Form of Note
Exhibit B	Compliance Certificate
Exhibit C	Subordination Terms
Exhibit D	Form of Assignment and Assumption Agreement

Pricing Schedule Commitment Schedule
Schedule I	Exiting Lenders
Schedule 2.20.1	Existing Letters of Credit
Schedule 5.8	Subsidiaries
Schedule 5.14	Ownership of Properties
Schedule 5.18	Insurance
Schedule 5.20	Collateral
Schedule 6.11	Indebtedness
Schedule 6.14	Investments
Schedule 6.15	Liens

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AMENDED AND RESTATED CREDIT AGREEMENT
     This Amended and Restated Credit Agreement, dated as of June 15, 2006, is among Viad Corp, a Delaware corporation, the Lenders and JPMorgan Chase Bank, National Association, a national banking association, as LC Issuer, as Swing Line Lender and as Administrative Agent.
RECITALS
     A. The Borrower, the Administrative Agent, the financial institutions designated as existing lenders on the Commitment Schedule (“Existing Lenders”) and the financial institutions listed on Schedule I hereto (“Exiting Lenders”) are party to that certain Credit Agreement, dated as of June 30, 2004 (as amended up to but not including the date hereof, the “Existing Credit Agreement”).
     B. The Borrower, the Administrative Agent and the Existing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to, among other things, extend the Facility Termination Date and reallocate the Commitments.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “Acquired Company” is defined in Section 6.14.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Administrative Agent” means JPMCB in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
     “Affected Lender” is defined in Section 2.21.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     “Affirmation” means that certain Affirmation and Amendment of Collateral Documents dated as of the date hereof executed by the Borrower and each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $150,000,000.
     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
     “Agreement” means this amended and restated credit agreement, as it may be amended, restated or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Approved Fund” is defined in Section 12.1(b).
     “Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacities as Sole Lead Arranger and Sole Bookrunner.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
     “Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, acting singly.
     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
     “Borrower” means Viad Corp, a Delaware corporation, and its successors and assigns.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.9.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP excluding (i) the cost of assets acquired with Capitalized Lease Obligations, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty or condemnation loss and (iii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalent Investments” means (i) demand deposit accounts maintained in the ordinary course of business; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian government and backed by the full faith and credit of the United States or Canadian government; (iii) certificates of deposit, time deposits, bankers’ acceptances and floating rate certificates of deposit issued by commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; (iv) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s; (v) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s or at least BBB by S&P); (vi) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States or Canadian government; provided in the case of each of clauses (ii) through (vi) above the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest. The maturity of Cash Equivalent Investments described in clauses (ii) through (v) above shall not exceed 365 days.
     “Change” is defined in Section 3.2.
     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” collectively refers to the term “Collateral” as defined in the Security Agreement and the Subsidiary Security Agreement.
     “Collateral Documents” means, collectively, the Affirmation, the Guaranty, the Security Agreement, the Subsidiary Security Agreement, any intellectual property assignments and all other security documents hereafter delivered to the Administrative Agent granting a Lien or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any of its Subsidiaries under any Loan Document.
     “Collateral Shortfall Amount” is defined in Section 8.1.
     “Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on the Commitment Schedule, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.1 or as otherwise modified from time to time pursuant to the terms hereof.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Concession Agreement” means that certain Contract No. CX 1430-1-0002 between Glacier Park, Inc. and the United States of America as amended or supplemented from time to time.
     “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring cash losses incurred other than in the ordinary course of business not to exceed $10,000,000 during any twelve-month period, and $25,000,000 in the aggregate for all such computation periods before the Facility Termination Date, (vi) non-cash losses, (vii) goodwill impairment losses and (viii) one time write downs of assets associated with Hurricane Katrina minus, (i) to the extent included in Consolidated Net Income, extraordinary or non-recurring gains realized other than in the ordinary course of business and (ii) non-cash gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For any computation period during which (i) an Acquired Company is acquired or (ii) a Disposed Company is sold, Consolidated EBITDA shall be calculated on a pro forma basis as if such Acquired Company or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness disposed of), as the case may be, on the first day of such computation period.
     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period. For any computation period during which an Acquired Company is acquired, Consolidated Interest Expenses shall be calculated on a pro forma basis as if any Indebtedness incurred in connection with the acquisition of such Acquired Company had been incurred on the first day of such computation period.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity (including minority interests) of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Rentals” means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC hereunder.
     “Default” means an event described in Article VII.
     “Disposed Company” means an entity or going business sold by the Borrower or any of its Subsidiaries by way of sale of equity or substantially all of the assets of such entity and otherwise permitted by this Agreement.
     “Dollars” means lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
     “Effective Date” is defined in Section 4.1
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate (rounded upwards, if necessary, to the next 1/16 of 1%) plus (ii) the Applicable Margin.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Credit Agreement” is defined in the Recitals hereto.
     “Existing Lenders” is defined in the Recitals hereto.
     “Existing Letters of Credit” means the Letters of Credit identified on Schedule 2.20.1 hereto.
     “Exiting Lenders” is defined in the Recitals hereto.
     “Facility LC” is defined in Section 2.20.1.
     “Facility LC Application” is defined in Section 2.20.3.
     “Facility LC Collateral Account” is defined in Section 2.20.11.
     “Facility Termination Date” means the earlier of (i) June 15, 2011 or (ii) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
     “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that, except as provided in Section 9.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, GAAP means generally accepted accounting principles as in effect from time to time in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing financial statements of the Borrower referred to in Section 5.4 hereof.
     “Guarantor” means a Domestic Subsidiary which is a party to the Guaranty.
     “Guaranty” means that certain Guaranty dated as of June 30, 2004 executed by the Material Domestic Subsidiaries of the Borrower in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
     “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Letters of Credit, (viii) Contingent Obligations, (ix) Rate Management Obligations and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For purposes hereof (including the computation of the Leverage Ratio), the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that for purposes of computing the Leverage Ratio (i) the amount of any Contingent Obligation of the Borrower or a Subsidiary in respect of obligations of the Borrower or a Subsidiary and (ii) the amount of any Contingent Obligation in respect of an obligation not itself constituting Indebtedness shall be zero. Notwithstanding the foregoing, Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes) shall not constitute Indebtedness.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment” of a Person means any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses and similar items arising in the ordinary course of business and other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “JPMCB” means JPMorgan Chase Bank, National Association, a national banking association, in its individual capacity, and its successors. JPMCB is the successor by merger to Bank One, NA.
     “LC Fee” is defined in Section 2.20.4.
     “LC Issuer” means JPMCB (or any subsidiary or affiliate of JPMCB designated by JPMCB) in its capacity as issuer of Facility LCs hereunder.
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date” is defined in Section 2.20.5.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person becoming a lender hereunder pursuant to Section 2.6.3 and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes JPMCB in its capacity as Swing Line Lender.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.14 and the Collateral Documents.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party in any material respect, or (iii) the enforceability in any material respect of any of the Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.
     “Material Domestic Subsidiary” means a Domestic Subsidiary (other than Glacier Park, Inc. unless and until such time as it becomes a Wholly-Owned Subsidiary) having an amount in excess of the lesser of (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.
     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $15,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Modify” or “Modification” is defined in Section 2.20.1.
     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Non-Equity Consideration” means, with respect to any Acquisition, consideration paid and debt assumed in consideration thereof exclusive of (i) any common stock of the Borrower included in such consideration and (ii) any cash payments included in such consideration to the extent such cash payments are made from the traceable cash proceeds received from the issuance and sale of the Capital Stock of the Borrower specifically in connection with such Acquisition.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” is defined in Section 2.14(iv).
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders, or to the Administrative Agent or any indemnified party arising under the Loan Documents.
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
     “Other Taxes” is defined in Section 3.5(ii).
     “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.
     “Participants” is defined in Section 12.1(c).
     “Payment Date” means the last day of each calendar year quarter.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability other than the Viad Corp Retirement Income Plan.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Proceeds” is defined in the Uniform Commercial Code.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment (or, if the Aggregate Commitment has expired or been terminated, its Outstanding Credit Exposure) and the denominator of which is the Aggregate Commitment (or, if the Aggregate Commitment has expired or been terminated, the Aggregate Outstanding Credit Exposure).
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Register” is defined in Section 12.1(b)(iv).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” is defined in Section 9.6.
     “Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has expired or been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.
     “Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

     “Security Agreement” means that certain Pledge and Security Agreement dated as of June 30, 2004 executed by the Borrower in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
     “Separation Agreements” means (i) the Separation and Distribution Agreement, (ii) the Employee Benefits Agreement, (iii) the Tax Sharing Agreement, and (iv) the Interim Services Agreement, in each case, dated as of June 30, 2004 and entered into between the Borrower and MoneyGram International, Inc.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group other than the Viad Corp Retirement Income Plan.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Security Agreement” means that certain Subsidiary Pledge and Security Agreement dated as of June 30, 2004 executed by each Material Domestic Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Swing Line Borrowing Notice” is defined in Section 2.5.2.
     “Swing Line Lender” means JPMCB or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
     “Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.
     “Syndication Agent” means Wachovia Bank, National Association, in its capacity as Syndication Agent, and not in its individual capacity as Lender, and any successor.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.2.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     “Unfunded Liabilities” means the amount (if any) of the excess of the current liability (as defined by Section 412(1)(7) of the Code) over the fair value of assets according to the most recent actuarial valuation within the last twelve (12) months for all Single Employer Plans.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than qualifying shares required to be owned by directors) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
     2.1. Commitment. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make or continue Revolving Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.
     2.2. Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
     2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.
     2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.
     2.5. Swing Line Loans.
2.5.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the Effective Date and prior to the Facility Termination Date, the Swing Line Lender may, in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time in an aggregate outstanding principal amount not to exceed $15,000,000 provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding

Revolving Loans made by the Swing Line Lender exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
2.5.2 Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000. The Swing Line Loans shall bear interest at the Floating Rate.
2.5.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. If the Swing Line Lender elects to make the requested Swing Line Loan, then not later than 1:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.
2.5.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
     2.6. Commitment Fee; Reductions and Increases in Aggregate Commitment.
2.6.1 The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Commitment (regardless of whether any condition set forth in Article II is then satisfied) from the date hereof to and including the Facility Termination Date, payable in arrears on each

Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender’s Commitment for the purposes of calculating the commitment fee due hereunder.
2.6.2 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.
2.6.3 The Borrower may, at its option, seek to increase the Aggregate Commitment by up to an aggregate amount of $75,000,000 (resulting in a maximum Aggregate Commitment of up to $225,000,000) in a minimum amount of $15,000,000 and in integral multiples of $5,000,000 in excess thereof, upon prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent. No increase in the Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which each such existing Lender states the amount of its Commitment increase, each such new Lender becomes a party hereto, states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments. The existing or new Lenders extending such incremental Commitment amount shall accept an assignment from the existing Lenders, and the existing Lenders shall make such assignment, of an interest in each then outstanding Revolving Loan, Swing Line Loan, Facility LC and Reimbursement Obligation such that, after giving effect thereto, all Revolving Loans, Swing Line Loans, Facility LCs and Reimbursement Obligations are held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 12.1(b). The Borrower shall make any payments under Section 3.4 resulting from such assignments. Any such increase of the Aggregate Commitment shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.
     2.7. Minimum Amount of Each Advance. Each Eurodollar Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.
     2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.
     2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.
Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
     2.11. Changes in Interest Rate, etc. Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
     2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.4, 2.8, 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, unless waived by the Required Lenders, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) the LC Fee shall be increased by 2% per annum and (iv) all overdue interest, other fees and other amounts shall bear interest at a rate per annum equal to the Floating Rate then in effect plus 2% per annum, in each case without any election or action on the part of the Administrative Agent or any Lender.

     2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMCB for each payment of principal, interest and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.
     2.14. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (ii) The Administrative Agent shall also maintain the Register as set forth in Section 12.1(b)(iv).
     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively (each in the form of Exhibit A (a “Note”)). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
     2.15. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.18. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
     2.19. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.20. Facility LCs.
2.20.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of and for the account of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $75,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year period may provide for the renewal thereof for additional one-year periods but in no event shall the expiry date of such Facility LCs extend beyond the period in clause (x) hereof. Notwithstanding the foregoing, a Facility LC shall be permitted to have an expiry date after the date referred to in clause (x) above if the Borrower shall have, on or prior to the date referred to in clause (x) above, (a) deposited with the Administrative Agent cash collateral equal to the outstanding face amount of such Facility LC or (b) delivered to the LC Issuer a “back-to-back” letter of credit relative to such Facility LC from an issuer and in form and substance satisfactory to each of the LC Issuer and the Administrative Agent in its sole discretion. On the initial Borrowing Date each Existing Letter of Credit shall be deemed to be a Facility LC issued under and governed in all respects by the terms and conditions of this Agreement, and each Lender shall participate in each Existing Letter of Credit in an amount equal to its Pro Rata Share of the face amount of such Existing Letter of Credit.
2.20.2 Participations. Upon the issuance, deemed issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3 Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.20.4 Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate on the stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (i) a fronting fee at a rate to be agreed upon between the LC Issuer and the Borrower (such fee to be payable in arrears on each Payment Date), and (ii) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.
2.20.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
2.20.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the

LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.20.7 Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.
2.20.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.20.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.

Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
2.20.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.
2.20.11 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall require the Borrower to deposit any funds in the Facility LC Collateral Account, obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
2.20.12 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
     2.21. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.1 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(i)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender, applicable Lending Installation or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 30 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received. Notwithstanding any of the foregoing, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under this Section 3.1 within 270 days after the increased cost or reduced return giving rise to such a claim is incurred or suffered, then such Lender shall only be entitled to be compensated to the extent that such increased cost or reduced return is incurred or suffered within the 270-day period before such Lender gives such notice to the Borrower; provided that if the circumstances giving rise to such a claim have a retroactive effect, then such 270-day period shall be extended to include the period of such retroactive effect.
     3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer reasonably determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure Loans or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar

Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, continued or converted on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance, but excluding any loss of margin.
     3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Loan Document shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
     (iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Service Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
     3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1. Effectiveness and Initial Advance. This Agreement shall not become effective and the Lenders shall not be required to make the initial Advances hereunder unless (i) the Borrower has satisfied the conditions precedent set forth in Section 4.2, (ii) the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders each of the following documents and (iii) each of the following events shall have occurred, as applicable (such date being the “Effective Date”):
(i)	Copies of the articles or certificate of incorporation of the Borrower and each Material Domestic Subsidiary, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation and each other jurisdiction as requested by Administrative Agent, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, of its by-laws and of the resolutions of its Board of Directors or executive committee as the case may be and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Material Domestic Subsidiary authorized to sign the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)	A certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date, (a) both immediately before and immediately after the effectiveness of this Agreement, no Default or Unmatured Default (as such terms are defined in either the Existing Credit Agreement or this Agreement) has occurred and is continuing and (b) there are no unreimbursed drawings under Existing Letters of Credit.

(v)	A written opinion of the Borrower’s counsel, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.

(vi)	Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(vii)	This Agreement executed by the Borrower.

(viii)	The Affirmation executed by the Borrower and each Guarantor.

(ix)	All accrued Facility LC fees and commitment fees and all outstanding Loans under the Existing Credit Agreement shall have been paid and all separately agreed amounts owing from the Borrower to the Administrative Agent or the Arranger shall have been paid.

(x)	Insurance certificates for all insurance required to be maintained pursuant to Section 4.3.2 of the Security Agreement and the Subsidiary Security Agreement naming the Administrative Agent, on behalf of the Lenders, as loss payee for any casualty policies and additional insured for any liability policies, all in form and substance reasonably satisfactory to the Administrative Agent.

(xi)	A solvency certificate with respect to the Borrower and its Subsidiaries signed by an Authorized Officer of Borrower in form and substance reasonably acceptable to the Administrative Agent.

(xii)	Audited consolidated financial statements of the Borrower for fiscal years 2004 and 2005 and unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter for which such financial statements are publicly available, in each case satisfactory to the Administrative Agent.

(xiii)	Projections for the Borrower and its Subsidiaries for fiscal years 2006 through 2010.

(xiv)	Copies of searches of financing statements filed under the Uniform Commercial Code with respect to the assets of the Borrower and its Domestic Subsidiaries in such jurisdictions as the Administrative Agent may request.

(xv)	A consent from each Exiting Lender in form satisfactory to the Administrative Agent.

(xvi)	Such other documents as any Lender or its counsel may have reasonably requested.
     4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:
(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be reasonably satisfactory to the Lenders and their counsel.
     Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders as of the date hereof (solely with respect to Sections 5.1 and 5.2), as of the Effective Date and as of each Credit Extension Date thereafter, that:
     5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be in good standing or qualified to do business could not reasonably be expected to result in a Material Adverse Effect.
     5.2. Authorization and Validity. Each of the Borrower and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and its Subsidiaries is a party constitute legal, valid and binding obligations of each of the Borrower and its Subsidiaries enforceable against each of the Borrower and its Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) violate the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or limited liability company agreement, as the case may be, (iii) violate the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 or a Material Adverse Effect, or (iv) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property is bound. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries or the absence of which could reasonably be expected to result in a Material Adverse Effect, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4. Financial Statements. The December 31, 2005 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
     5.5. Material Adverse Change. Since December 31, 2005 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. The United States income tax returns of the

Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2001. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower, any of its Subsidiaries, nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $10,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan to the extent such action could reasonably be expected to result in aggregate liability to the Borrower in excess of $10,000,000.
     5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading; provided, that with respect to projected or pro-forma financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time prepared.
     5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
     5.14. Ownership of Properties. Except as set forth on Schedule 5.14, on the Effective Date, the Borrower and its Subsidiaries will have good title (fee or leasehold, as applicable), free of all Liens other than those permitted by Section 6.15, to all of the Property and assets material to its business.
     5.15. Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans or Facility LCs hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower and its Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.18. Insurance. Schedule 5.18 summarizes the property and casualty insurance coverage carried by the Borrower with respect to itself and its Domestic Subsidiaries as of the Effective Date. Such insurance coverage complies with Section 6.6.
     5.19. Solvency. (i) On the Effective Date and on each subsequent Credit Extension Date, giving effect to any Credit Extensions made on such date and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on the Effective Date.
     (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.20. Collateral Documents. (i) Each of the Security Agreement and the Subsidiary Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent a security interest can be created by the execution and delivery of a security agreement under the Uniform Commercial Code. In the case of Capital Stock of a Subsidiary that constitutes Certificated Securities (as defined in the Uniform Commercial Code), when stock certificates representing such Capital Stock are delivered to the Administrative Agent pursuant to the Security Agreement or the Subsidiary Security Agreement together with undated stock powers covering such certificates executed in blank, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest in the Capital Stock of such Subsidiary (except as otherwise provided in the Security Agreement or the Subsidiary Security Agreement with respect to the Capital Stock of any Foreign Subsidiary) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.15, and subject, in the case of Proceeds, to the applicable limitations under Section 9-315 of the Uniform Commercial Code). In the case of any Capital Stock of a Subsidiary that constitute General Intangibles or Uncertificated Securities (as defined in the Uniform Commercial Code), when financing statements in appropriate form are filed in the offices specified on Schedule 5.20 and, in the case of Uncertificated Securities, the Administrative Agent has obtained “control” (within the meaning of the Uniform Commercial Code) of such Uncertificated Securities, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest in such Collateral (except as otherwise provided in the Security Agreement or the Subsidiary Security Agreement with respect to the Capital Stock of any Foreign Subsidiary) and the Proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.15 and subject, in the case of Proceeds to the applicable limitations under Section 9-315 of the Uniform Commercial Code). Schedule 5.20 specifies the locations in which to file the financing statements which may perfect a legal, valid and enforceable security interest in the Capital Stock of its Subsidiaries granted under the Security Agreement or Subsidiary Security Agreement in the Investment Property pursuant to Section 9-305(c) of the Uniform Commercial Code.

ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
(i)	Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting GAAP or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants and shall be in a form reasonably satisfactory to the Administrative Agent) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii)	Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)	As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year; provided, however, that the preceding plan and forecast shall be required to be delivered only if, as of September 30 of the year immediately preceding the year in which such plan and forecast would otherwise be required to be delivered, the Leverage Ratio is greater than 2.00 to 1.0.

(iv)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)	As soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vi)	As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any written notice or written claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(viii)	Promptly upon the filing thereof, notice of the filing to the Administrative Agent of all registration statements and periodic and current reports on forms 10-K, 10-Q and 8-K which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(ix)	Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall, to the extent reasonably practicable under the circumstances, be furnished to the Lenders at such earlier date.
     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, including acquisitions otherwise permitted hereunder which have been approved by the Board of Directors or analogous body of the Person to be acquired. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or “carry” (as defined in Regulation U) any “margin stock” (as defined in Regulation U).
     6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default promptly after an Authorized Officer has knowledge of such Default or Unmatured Default.
     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (except that Subsidiaries acquired pursuant to Section 6.14(vi) may engage in different fields of enterprise) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be in good standing or maintain such qualifications could not reasonably be expected to have a Material Adverse Effect and except for liquidations of Subsidiaries which could not reasonably be expected to have a Material Adverse Effect so long as if the liquidating Subsidiary is a Guarantor, the entity to which the assets of the liquidating Subsidiary are distributed is either the Borrower or a Guarantor.
     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.
     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain in full force and effect, insurance policies and programs, with such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower will furnish to any Lender upon request information in reasonable detail as to the insurance policies and programs of the Borrower and its Subsidiaries.
     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep, in all material respects, its material Property in good repair, working order and condition, ordinary wear and tear and damage from casualty and condemnation excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, subject to interruption for repairs, maintenance and restoration.
     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice and at such reasonable times and intervals as the Administrative Agent or any Lender may request.
     6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends by way of stock split or otherwise payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, (ii) the Borrower may declare and pay dividends on its Capital Stock not in excess of $10,000,000 in any calendar year provided that no Default or, to the knowledge of an Authorized Officer after due inquiry, Unmatured Default shall exist before or after giving effect to the declaration of such dividends or be created as a result thereof and no Default or Unmatured Default under Section 7.2 or breach of Section 6.23 shall exist before or after giving effect to the payment of such dividend or be created as a result thereof, (iii) the Borrower may from time to time repurchase its Capital Stock for aggregate consideration not in excess of $60,000,000, provided that no Default or, to the knowledge of an Authorized Officer after due inquiry, Unmatured Default shall exist before or after giving effect to any such repurchase or be created as a result thereof, (iv) any non-Wholly-Owned Subsidiary of the Borrower may declare and pay dividends or make other distributions to its shareholders generally so long as the Borrower or its respective Subsidiary which owns Capital Stock in the Subsidiary paying such dividends or making such other distributions receives at least its proportionate share thereof (based on its relative holdings of Capital Stock in the Subsidiary paying such dividends or making such other distributions and taking into account relative preferences, if any, of the various classes of Capital Stock in such Subsidiary) and (v) the Borrower may redeem, repurchase or otherwise acquire any of its Capital Stock issued in connection with employee stock options or restricted stock grants not in excess of $10,000,000 in any calendar year provided that no Default or, to the knowledge of an Authorized Officer after due inquiry, Unmatured Default shall exist before or after giving effect to such redemption, repurchase or acquisition or be created as a result thereof.
     6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(i)	The Loans and Indebtedness in respect of Facility LCs outstanding from time to time under this Agreement.

(ii)	Indebtedness existing on the Effective Date and described in Schedule 6.11 and extensions, renewals and replacements thereof not increasing the aggregate principal amount thereof outstanding at the time of such extension, renewal or replacement.

(iii)	Indebtedness arising under Rate Management Transactions related to the Loans or otherwise in the ordinary course of business.

(iv)	Indebtedness in respect of guaranties executed by any Subsidiary with respect to any Indebtedness or other obligations of the Borrower, provided such Indebtedness is not incurred by the Borrower in violation of this Agreement.

(v)	Indebtedness in respect of guaranties executed by the Borrower with respect to any Indebtedness or other obligations of a Subsidiary entered into in the ordinary course of business.

(vi)	Indebtedness assumed in connection with an Acquisition permitted under Section 6.14, provided, such Indebtedness was not created in anticipation of or as a result of such Acquisition.

(vii)	Indebtedness owing to the Borrower or a Subsidiary in respect of an Investment permitted by Section 6.14(iii) or (iv).

(viii)	Indebtedness of the Borrower owing to a Subsidiary which is subordinated to the Obligations on substantially the terms set forth on Exhibit C hereto or on other terms satisfactory to the Administrative Agent.

(ix)	Other Indebtedness at no time exceeding 10% of Consolidated Net Worth in aggregate outstanding principal amount (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).
     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into or consolidate with (i) the Borrower, with the Borrower as the surviving entity, or (ii) a Wholly-Owned Subsidiary.
     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
(i)	Sales of inventory in the ordinary course of business.

(ii)	The disposition in the ordinary course of business of equipment or inventory that is, in either case, obsolete, excess or no longer used or useful in the Borrower’s or its Subsidiaries’ businesses and the subleasing in the ordinary course of business of leased properties which are excess properties or are no longer used or useful in the Borrower’s or its Subsidiaries’ businesses.

(iii)	Leasing of assets between (a) the Borrower and its Subsidiaries or (b) any Subsidiary and another Subsidiary.

(iv)	Sale or transfer of the Capital Stock or Property of Glacier Park, Inc. upon expiration of the Concession Agreement.

(v)	Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted by Sections 6.13(i) through (iv)) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not in the aggregate exceed 10% of Consolidated Net Worth as of the end of such month.
     6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i)	Cash Equivalent Investments.

(ii)	Investments constituting non-cash consideration for dispositions of assets permitted hereunder.

(iii)	Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.14.

(iv)	Investments made after the Effective Date in Persons which are Subsidiaries, provided that immediately after giving effect to each Investment made pursuant to this section Investments in Foreign Subsidiaries and non-Wholly-Owned Subsidiaries (other than Investments disclosed on Schedule 6.14) shall not exceed in the aggregate 10% of Consolidated Net Worth (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).

(v)	Acquisitions after the Effective Date of (or of all or substantially all of the assets of) entities engaged in substantially the same or related lines of business as the Borrower, so long as (i) the aggregate consideration (including cash, other property, stock and debt assumption, with such property and stock valued at fair market value at the time of such Acquisition) for all such Acquisitions in any twelve-month period shall not exceed $125,000,000 less the amount of Investments made pursuant to Section 6.14(vi) during such twelve-month period; (ii) after giving effect to each such Acquisition, the Borrower shall be in compliance with its covenants hereunder, and on a pro forma basis the Borrower would be in compliance therewith for the previous four fiscal quarters, and for any Acquisition with aggregate consideration (including cash, other property, stock and debt assumption, with such property and stock valued at fair market value at the time of such Acquisition) in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance and (iii) both before and after giving effect to such Acquisition no Default exists (each such entity and each entity acquired pursuant to Section 6.14(vi), an “Acquired Company”).

(vi)	Acquisitions after the Effective Date of (or of all or substantially all of the assets of) entities not engaged in substantially the same or related lines of business as the Borrower, so long as (i) the aggregate consideration (including cash, other property, stock and debt assumption, with such property and stock valued at fair market value at the time of such Acquisition) for all such Acquisitions in any twelve-month period shall not exceed $50,000,000; (ii) after giving effect to each such Acquisition, the Borrower shall be in compliance with its covenants hereunder, and on a pro forma basis the Borrower would be in compliance therewith for the previous four fiscal quarters; (iii) both before and after giving effect to such Acquisition no Default exists; and (iv) the Borrower gives the Administrative Agent prior written notice of such Acquisition, which notice shall describe the proposed Acquisition in reasonable detail, including the related consideration and the line(s) of business of the Acquired Company.

(vii)	Investments in Rate Management Transactions related to the Loans or entered into in the ordinary course of business.

(viii)	Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and suppliers arising in the ordinary course of business or other securities of a de minimis value.

(ix)	Loans to the trustee of the trust fund (“Trust”) identified in Section 2.1(hh) of the Viad Corp Employees’ Stock Ownership Plan, effective June 1, 1989 and restated January 1, 2004, and further restated June 1, 2005, to pay in full the outstanding principal amount due by the Trust pursuant to the Loan Agreement dated as of July 9, 2004 between the Trust and the Borrower in the amount of up to $10,693,000.00.

(x)	Loans permitted by Section 6.11(viii).
     6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)	Easements, building restrictions, zoning restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens existing on the Effective Date and described in Schedule 6.15, and extensions and renewals of any such Liens on the Property now subject thereto to the extent and for so long as the Indebtedness secured thereby is not increased, is expressly permitted hereunder and remains outstanding.

(vi)	Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(vii)	Liens existing on Property acquired pursuant to an Acquisition permitted under Section 6.14, provided such Liens existed prior to the time of such Acquisition and were not created in contemplation thereof.

(viii)	Other Liens securing Indebtedness at no time exceeding 10% of Consolidated Net Worth in aggregate outstanding principal amount (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).
     6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction or (ii) transactions among the Borrower and any Subsidiary that has executed a Guaranty.
     6.17. Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to amend or terminate its certificate of incorporation, by-laws or other organizational document or amend or terminate the Separation Agreements, in either case in a manner that materially adversely affects the Lenders.

     6.18. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business and (ii) for the Guaranty or any guaranty entered into pursuant to Section 6.22 or permitted by Section 6.11.
     6.19. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Rate Management Obligations permitted under Section 6.11.
     6.20. Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which (i) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or repayment of the Obligations, the amendment of the Loan Documents, or the ability of any Material Domestic Subsidiary or Glacier Park, Inc. to pay dividends or make other distributions on its capital (except to the extent of existing contractual constraints of the Concession Agreement and renewals thereof) or (ii) contains any provision which would be violated or breached by the making of Credit Extensions or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.
     6.21. Subsidiary Guaranties and Personal Property Pledges. Effective upon any Person becoming a Material Domestic Subsidiary, the Borrower shall cause such Person to (i) execute and deliver to the Administrative Agent for the benefit of the Lenders a guaranty of the Obligations pursuant to a guaranty substantially similar to the Guaranty (or a joinder thereto) and (ii) pledge to the Administrative Agent for the benefit of the Lenders a first priority security interest in all personal property owned by such Person pursuant to a security agreement substantially similar to the Subsidiary Security Agreement (or a joinder thereto), all pursuant to documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Agent; provided, that if at any time any Domestic Subsidiaries which are not party to the Guaranty or the Subsidiary Security Agreement (other than Glacier Park, Inc.) hold, on an aggregate basis, an amount in excess of the lesser of (x) 10% of Consolidated Net Income or (y) 10% of total assets (valued at the higher of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis, in the case of both (x) and (y) calculated as of the most recent fiscal quarter end for which financial statements are available, then one or more of such Domestic Subsidiaries shall promptly execute a guaranty substantially in the form of the Guaranty (or a joinder thereto) and a security agreement substantially in the form of the Subsidiary Security Agreement or joinders thereto so that such threshold is no longer exceeded, all pursuant to documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Agent. The Borrower shall notify the Administrative Agent as promptly as possible but in any event within thirty (30) days following the date on which any Person is required to join the Guaranty or Subsidiary Security Agreement in accordance with the provisions of this Section 6.21. Notwithstanding the foregoing, if Glacier Park, Inc. shall become a Material Domestic Subsidiary the foregoing provisions shall not be applicable to it if, at such time, compliance by Glacier Park, Inc. with this Section 6.21 would result in a breach of then existing contractual obligations of Glacier Park, Inc. not undertaken in anticipation of its becoming a Material Domestic Subsidiary.
     6.22. Subsidiary Stock Pledge. Effective upon any Person becoming a Subsidiary after the Effective Date, the Borrower shall pledge, or shall cause to be pledged, all of the Capital Stock thereof owned by the Borrower or any Subsidiary that has executed a Guaranty to the Administrative Agent for the benefit of the Lenders pursuant to an amendment to the Security Agreement or the Subsidiary Security Agreement, as applicable, and other documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Administrative Agent; provided, that only 65% of the outstanding common stock of any Foreign Subsidiary shall be required to be pledged pursuant hereto. The Borrower shall promptly notify the Agent any time a Person becomes a Subsidiary.
     6.23. Financial Covenants.
6.23.1. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most recently ended four fiscal quarters of (i) Consolidated EBITDA plus Consolidated Rentals minus Consolidated Capital Expenditures to (ii) cash Consolidated Interest Expense, plus Consolidated Rentals, plus scheduled principal payments in respect of Indebtedness for money borrowed, plus expense for income taxes paid or accrued, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.25 to 1.00.
6.23.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio determined as of the end of each of its fiscal quarters to be greater than 2.75 to 1.00.

6.23.3. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than (i) the sum of (A) $344,590,000 plus (B) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 2006 (without deduction for losses) plus (C) 100% of the net cash proceeds from all issuances of (or the fair market value at the time of contribution of all assets contributed in exchange for) Capital Stock of the Borrower after the Effective Date minus (ii) the amount of aggregate consideration expended by the Borrower after the Effective Date for repurchases of its Capital Stock pursuant to Section 6.10(iii).
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.
     7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4 or Sections 6.10 through 6.23 inclusive.
     7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.
     7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
     7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries (other than pursuant to the expiration and non-renewal of the Glacier Park, Inc. Concession Agreement) so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $15,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, provided, however, that any such judgment or order shall not give rise to a Default under this Section 7.9(i) if and for so long as the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering the full payment thereof; or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000 or any Reportable Event shall occur in connection with any Plan.
     7.11. Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation with a termination or settlement value in excess of $15,000,000 when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto, and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, acceleration of obligations with a termination or settlement value in excess of $15,000,000 under or an early termination of such Rate Management Obligation.
     7.12. Any Change in Control shall occur.
     7.13. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred liability to such Multiemployer Plan as a result of the withdrawal from such Multiemployer Plan by the Borrower or a member of the Controlled Group in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $3,000,000 per annum.
     7.14. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
     7.15. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
     7.16. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by or on behalf of the Borrower of any Affiliate thereof to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(ii)	If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)	The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv)	At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
     8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:
(i)	Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Extend the Facility Termination Date, or reduce the amount or extend the payment date for the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder or the commitment to issue Facility LCs.

(iv)	Permit the Borrower to assign its rights under this Agreement.

(v)	Amend this Section 8.2 or Section 11.2.

(vi)	Release any guarantor from the Guaranty or, except as provided in the Collateral Documents, release all or a material portion of the Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.1(b) without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.6.3 to be delivered in connection with an increase to the Aggregate Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall if necessary or desirable enter into an amendment hereof (which shall be binding on all parties hereto) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.
     8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans and Facility LCs herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.
     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment (proposed or actual), modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection under and enforcement of the Loan Documents.
     (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.6 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the indemnitees or any of them.
     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any Information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Information. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED ABOVE) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.
     9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     9.15. Exiting Lender Payment. Each Lender consents to the payment by the Borrower of all outstanding Obligations (as defined in the Existing Credit Agreement) owing to the Exiting Lender on the Effective Date.
     9.16. Amendment and Restatement.
(i)	On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement, any Notes delivered pursuant to Section 2.14 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.
(ii)	Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of the Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement as provided in Article II hereof.

(iii)	All indemnification obligations of the Borrower pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

(iv)	As of the Effective Date each Lender hereby (a) consents to the amendments to the Security Agreement and the Subsidiary Security Agreement in substantially the forms made available to the Lenders by the Administrative Agent prior to the Effective Date and (b) authorizes and directs the Administrative Agent to enter into such amendments.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1. Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.

The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain fee letter agreement dated April 24, 2006, or as otherwise agreed from time to time.
     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

     10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.
     10.16. Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.
     10.17. Co-Documentation Agents, Syndication, Agent, etc. Neither any of the Lenders identified in this Agreement as a “Co-Documentation Agent” nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any times held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     11.2. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in disbursements under Facility LCs or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in disbursements under Facility LCs and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in disbursements under Facility LCs and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in disbursements under Facility LCs and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Facility LCs to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)	Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)	the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee;
(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender; and
(C)	the LC Issuer.
(ii)	Assignments shall be subject to the following additional conditions:
(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 12.1(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)	Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)	The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and disbursements under Facility LCs owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5.4, 2.19, 2.20.5, 10.8 or 11.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i)	Any Lender may, without the consent of the Borrower, the Administrative Agent, the LC Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.2(i) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.
(ii)	A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     12.2. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.3. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).
ARTICLE XIII
NOTICES
     13.1. Notices; Effectiveness; Electronic Communication
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i) if to the Borrower, at its address or telecopier number set forth on the signature page hereof;
(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;
(iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;
(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK; PROVIDED, HOWEVER THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO OBTAIN JURISDICTION OVER SUCH OTHER PARTY OR TO ENFORCE ANY JUDGMENT ENTERED RELATING HERETO.
     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

VIAD CORP

By:	/s/ Ellen M. Ingersoll

Name:	Ellen M. Ingersoll
Title:	Chief Financial Officer

By:	/s/ Elyse A. Newman

Name:	Elyse A. Newman
Title:	Treasurer

1850 N. Central Ave., Suite 800
Phoenix, AZ 85004-4545
Attention: Treasurers’ Department
	Telephone:	602-207-7328
	Fax:	602-207-2633

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender and as Administrative Agent

By:	/s/ Sanjna R. Daphtary

Its:	Underwriter

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ John G. Taylor

Its:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Frank J. Jancar

Its:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ David L. McCauley

Its:	Principal

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Karen S. Paris

Its:	Senior Vice President
[Signature Page to Viad Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Ling Li

Its:	Vice President

COMERICA WEST INCORPORATED

By:	/s/ Fatima Arshad

Its:	Corporate Banking Representative

BANK OF THE WEST

By:	/s/ John Linder

Its:	Vice President
[Signature Page to Viad Amended and Restated Credit Agreement]

PRICING SCHEDULE

Applicable	Level I	Level II	Level III	Level IV	Level V	Level VI
Margin	Status	Status	Status	Status	Status	Status
Eurodollar Rate	0.75%	0.875%	1.125%	1.25%	1.50%	1.75%
Floating Rate	0%	0%	0%	0%	0.25%	0.50%

Applicable	Level I	Level II	Level III	Level IV	Level V	Level VI
Fee Rate	Status	Status	Status	Status	Status	Status
Letter of Credit Fee	0.75%	0.875%	1.125%	1.25%	1.50%	1.75%
Commitment Fee	0.15%	0.175%	0.20%	0.225%	0.25%	0.30%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).
     “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.50 to 1.00.
     “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.00 to 1.00.
     “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.
     “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.
     “Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00.
     “Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     “Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted as set forth above, Level I Status shall exist.

COMMITMENT SCHEDULE

Lender	Commitment

JPMorgan Chase Bank, National Association*	$30,000,000

Wachovia Bank, National Association*	$25,000,000

Bank of America, N.A.*	$20,000,000

KeyBank National Association*	$20,000,000

U.S. Bank National Association*	$15,000,000

Wells Fargo Bank, N.A.*	$15,000,000

Comerica West Incorporated	$15,000,000

Bank of the West	$10,000,000

Total	$150,000,000
SCHEDULE I
Exiting Lenders
1. BNP Paribas
2. Calyon New York Branch

*	Existing Lender

EXHIBIT A
NOTE
[Date]
     Viad Corp, a Delaware Corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the Payment Office (as defined below) of JPMorgan Chase Bank, National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date. “Payment Office” means the office of the Administrative Agent specified pursuant to Section 2.13 of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 15, 2006 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

VIAD CORP

By:
Print Name:
Title:

By:
Print Name:
Title:

A-1

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of June 15, 2006 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Viad Corp, a Delaware corporation (the “Borrower”), the lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                      of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no actual knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances and the commitment fee rates commencing on the fifth day following the delivery hereof.
     6. Except as set forth on Schedule III attached hereto, all reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents have been delivered.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of                     , ___.

VIAD CORP

By:
Its:
Name:

By:
Its:
Name:

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of [                    , ___] with
Provisions of Sections 6.14(vi), 6.23.1, 6.23.2 and 6.23.3 of the Agreement

Acquisitions out of the line of business	Twelve Month Period
Section 6.14(vi)	Ended [ ]
1. Aggregate consideration (including cash, other property, stock and debt assumption at fair market value) for twelve month period	$

Maximum aggregate consideration in any twelve month period	$50,000,000

Fixed Charge Coverage Ratio			Four Fiscal Quarters
Section 6.23.1			Ended [ ]
1.	(a)	Consolidated EBITDA	$
	(b)	Consolidated Rentals	$
	(c)	Consolidated Capital Expenditures	$
2.	(d)	Cash Consolidated Interest Expense	$
	(e)	Consolidated Rentals	$
	(f)	Scheduled principal payments for Indebtedness for borrowed money (current maturities of long term debt)	$
	(g)	Expense for income taxes paid or accrued	$

Fixed Charge Coverage Ratio: (a + b - c)/(d + e + f + g)			___:1.00
Minimum Required:			1.25:1.00

Leverage Ratio			Four Fiscal Quarters
Section 6.23.2			Ended [ ]
1.	(a)	Consolidated Indebtedness	$
2.	(b)	Consolidated EBITDA	$

Leverage Ratio: (a/b)			___:___
Maximum Allowed:			2.75:1.00

Minimum Consolidated Net Worth	At all times
Section 6.23.3
Consolidated Net Worth	$

Minimum:
(a) $344,590,000	$
(b) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 2006 (without deduction for losses):	$
(c) 100% of the net cash proceeds from all issuances of (or the fair market value at the time of contribution of all assets contributed in exchange for) Capital Stock of the Borrower after the Effective Date
$
(d) the amount of aggregate consideration expended by the Borrower after the Effective Date for repurchases of its Capital Stock pursuant to Section 6.10(iii)	$

Minimum Consolidated Tangible Net Worth: (a + b + c) - d	$

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin Calculation
Level [I][II][III][IV][V][VI]

Applicable Margin or Fee Rate
Eurodollar Rate	%
Floating Rate	%
Letter of Credit Fee	%
Commitment Fee	%
SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXHIBIT C
SUBORDINATION TERMS
SUBORDINATED INDEBTEDNESS SUBORDINATION AGREEMENT
          SUBORDINATED INDEBTEDNESS SUBORDINATION AGREEMENT (the “Agreement”) dated as of _____ ___, 200___, between:
     (i) [NAME OF CREDITOR], a ___ organized under the law of ___ (the “Creditor”);
     (ii) Viad Corp, a corporation organized under the laws of Delaware (the “Debtor”); and
     (iii) JPMorgan Chase Bank, National Association, as administrative agent (with its successors in such capacity, the “Administrative Agent”).
          The Debtor, the Administrative Agent and the various financial institutions signatory thereto (the “Lenders”) are parties to that certain Amended and Restated Credit Agreement dated as of June 15, 2006 (as it may be amended, restated or modified and in effect from time to time, the “Credit Agreement”).
          To induce the Lenders to extend or continue to extend credit as described in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Creditor has agreed to subordinate the Subordinated Debt (as hereinafter defined) to the Senior Debt (as so defined) all in the manner and to the extent hereinafter provided. Accordingly, the parties hereto agree as follows:
          Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
          “Holder” shall mean a Person which holds, or acts as representative of holders of, Senior Debt.
          “Senior Debt” shall mean, collectively, the following indebtedness and obligations:
          (a) all indebtedness or other obligations of the Debtor under the Credit Agreement and the other Loan Documents, including all interest, expenses, indemnities and penalties and all other amounts from time to time owing under the Credit Agreement and the other Loan Documents; and
          (b) all Rate Management Obligations owing to any Lender or Affiliate thereof.
The term “Senior Debt” shall include any interest, and any expenses of the type described in Section 9.6 of the Credit Agreement (or comparable provisions of any other Loan Document), accruing or arising after the date of any filing by the Debtor of any petition in bankruptcy or the commencing of any bankruptcy, insolvency or similar proceedings with respect to the Debtor, whether or not such interest or expenses are allowable as a claim in any such proceeding.
          “Subordinated Debt” shall mean all Indebtedness of the Debtor to the Creditor incurred pursuant to Section 6.11(viii) of the Credit Agreement, whether now existing or hereafter arising, including without limitation [specify anticipated Indebtedness].
          Section 2. Subordination.
          2.01 Subordination of Subordinated Debt. The Debtor, for itself and its respective successors and assigns, covenants and agrees, and the Creditor, on its own behalf and on behalf of each subsequent holder of Subordinated Debt, likewise covenants and agrees, that, to the extent and in the manner set forth in this Agreement, the Subordinated Debt and the payment from whatever source of the principal of, and interest and premium (if any) on, the Subordinated Debt, are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Debt and in that connection hereby agree that, except and to the extent permitted under Section 2.03 hereof, (a) no payment on account of the Subordinated Debt or any judgment with respect thereto shall be made by or on behalf of the Debtor and (b) the Creditor shall not (i) ask, demand, sue for, take or receive from the Debtor, by set-off or in any other manner payment on account of the

          Subordinated Debt, or (ii) seek any other remedy allowed at law or in equity against the Debtor for breach of the Debtor’s obligations under the instruments representing such Subordinated Debt.
          In the event that, notwithstanding the foregoing provisions of this Section 2.01, the Creditor shall have received any payment not permitted by the provisions of Section 2.03 hereof, including, without limitation, any such payment arising out of the exercise by the Creditor of a right of set-off or counterclaim and any such payment received by reason of other indebtedness of the Debtor being subordinated to the Subordinated Debt, then, and in any such event, such payment shall be held in trust for the benefit of, and shall be immediately paid over or delivered to, the Administrative Agent, to be paid to the Holders, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest and premium (if any) on, the Senior Debt held or represented by each Holder, for application to such Senior Debt remaining unpaid, whether or not then due and payable.
          2.02 Payment of Proceeds Upon Dissolution. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Debtor or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Debtor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Debtor, then and in any such event:
     (1) the Holders shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment, before the Creditor shall be entitled to receive any payment on account of principal of, or interest or premium (if any) on, the Subordinated Debt;
     (2) any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Creditor would be entitled but for the provisions of this Agreement, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Debtor being subordinated to the payment of the Subordinated Debt, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Administrative Agent, to be paid to the Holders, ratably according to the aggregate amounts then due and payable on account of the principal of, and interest and premium (if any) on, the Senior Debt held by each Holder, to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the Holders;
     (3) in the event that, notwithstanding the foregoing provisions of this Section 2.02, the Creditor shall have received, before all Senior Debt is paid in full in cash or payment thereof provided for, any such payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, including any such payment or distribution arising out of the exercise by the Creditor of a right of set-off or counterclaim and any such payment or distribution received by reason of any other indebtedness of the Debtor being subordinated to the Subordinated Debt, then, and in such event, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid over or delivered to, the Administrative Agent, to be paid to the Holders, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest and premium (if any) on, the Senior Debt held or represented by each Holder, to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the Holders; and
     (4) if the Creditor shall have failed to file claims or proofs of claim with respect to the Subordinated Debt earlier than 30 days prior to the deadline for any such filing, the Administrative Agent is hereby irrevocably authorized to vote and file proofs of claim and otherwise to act with respect to the Subordinated Debt as the Administrative Agent may deem appropriate in its reasonable discretion.
          2.03 Certain Payments Permitted. Notwithstanding the foregoing, except during any period when any Default shall have occurred and be continuing, the Creditor shall be entitled to receive and retain any payment in respect of Debt made by on or behalf of the Debtor to the Creditor.
          2.04 Subrogation. Subject to the payment in full in cash of all Senior Debt, the Creditor shall be subrogated (equally and ratably with the holders of all indebtedness of the Debtor that by its express terms is subordinated to Senior Debt of the Debtor to the same extent as the Subordinated Debt is subordinated and that is entitled to like rights of subrogation) to the rights of the Holders to receive payments and distributions of cash, property and securities applicable to the Senior Debt until the principal of, and interest and premium (if any) on, the Subordinated Debt shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the Holders of any cash, property or securities to which the Creditor would be entitled except for the provisions of this Section 2, and no payments over pursuant to the provisions of this Section 2 to the

Holders by the Creditor, shall, as between the Creditor, its creditors other than the Holders, and the Creditor, be deemed to be a payment or distribution by the Creditor to or on account of the Senior Debt.
          2.05 Provisions Solely to Define Relative Rights. The provisions of this Section 2 are and are intended solely for the purpose of defining the relative rights of the Creditor on the one hand and the Holders on the other hand. Nothing contained in this Section 2 or elsewhere in this Agreement is intended to or shall:
     (a) impair, as among the Debtor, its creditors other than the Holders and the Creditor, the obligation of the Debtor to pay to the Creditor the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with its terms; or
     (b) affect the relative rights against the Debtor of the Creditor and creditors of the Debtor other than the Holders.
          2.06 No Waiver of Subordination Provisions. No right of any Holder to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Debtor or by any act or failure to act, in good faith, by any Holder, or by any non-compliance by the Debtor with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any Holder may have or be otherwise charged with.
          Without in any way limiting the generality of the foregoing paragraph, the Holders may, at any time and from time to time, without the consent of or notice to the Creditor, without incurring responsibility to the Creditor and without impairing or releasing the subordination provided in this Section 2 or the obligations hereunder of the Creditor to the holders of Senior Debt, do any one or more of the following: (a) change the time, manner or place of payment of Senior Debt, or otherwise modify or supplement in any respect any of the provisions of the Loan Documents or any other instrument evidencing or relating to any of the Senior Debt; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any Person liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Debtor and any other Person.
          Section 3. Miscellaneous.
          3.01 No Waiver. No failure on the part of any Holder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Holder of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
          3.02 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at the “Address for Notices” specified beneath its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
          3.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Creditor and the Administrative Agent with the consent of the Required Lenders. Any such amendment or waiver shall be binding upon each Lender (and each holder of Senior Debt) and the Creditor.
          3.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Creditor and each Holder.
          3.05 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          3.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.
          3.07 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Creditor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New

York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Creditor hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
          3.08 Waiver of Jury Trial. EACH OF THE CREDITOR AND THE ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF THE HOLDERS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Indebtedness Subordination Agreement to be duly executed and delivered as of the day and year first above written.
[NAME OF CREDITOR]

By:
Name:
Title:

Address for Notices:
Attention: [                                        ]
Telephone No.: [                    ]
Telecopier No.: [                    ]
VIAD CORP

By:
Name:
Title:

Address for Notices:
Attention: [                                        ]
Telephone No.: [                    ]
Telecopier No.: [                    ]
JPMORGAN CHASE BANK, NA., as Administrative Agent

By:
Name:
Title:

Address for Notices:
Attention: [                                        ]
Telephone No.: [                    ]
Telecopier No.: [                    ]

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Viad Corp

4.	Administrative Agent: JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $150,000,000 Amended and Restated Credit Agreement dated as of June 15, 2006 among Viad Corp, the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage of
	Commitment/Loans	Commitment/Loans	Commitment/Loans
Facility Assigned	for all Lenders	Assigned	Assigned
	$	$	%
	$	$	%
	$	$	%

Effective Date: ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]1 Accepted:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:]2
[NAME OF RELEVANT PARTY]

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[2]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

AFFIRMATION AND AMENDMENT OF COLLATERAL DOCUMENTS
          This Affirmation and Amendment of Collateral Documents (the “Affirmation”) dated as of June 15, 2006 is entered into by Viad Corp (the “Borrower”) and GES Exposition Services, Inc. (the “Guarantor”) with and for the benefit of JPMorgan Chase Bank, National Association, the successor by merger to Bank One, NA, as administrative agent (the “Administrative Agent”) and the other present and future holders of Secured Obligations (as defined in Security Agreements referenced below). Terms used but not otherwise defined herein have the meaning ascribed thereto by the Amended Credit Agreement (as defined below).
          1. Reference is made to that certain Credit Agreement dated as of June 30, 2004 among the Borrower, the financial institutions signatory thereto, and Bank One, NA, as administrative agent (as amended prior to the date hereof, the “Existing Credit Agreement”)
          2. Reference is also made to that certain Pledge and Security Agreement dated as of June 30, 2004 by and between the Borrower and Bank One, NA, as administrative agent (the “Parent Security Agreement”).
          3. Reference is also made to that certain Subsidiary Pledge and Security Agreement dated as of June 30, 2004 by and between the Guarantor and Bank One, NA, as administrative agent (the “Subsidiary Security Agreement” and, collectively with the Parent Security Agreement, the “Security Agreements”).
          4. Reference is also made to that certain Guaranty made as of June 30, 2004 by the Guarantor in favor of Bank One, NA, as administrative agent, for the benefit of the “Lenders” under the Existing Credit Agreement (the “Subsidiary Guaranty” and, collectively with the Security Agreements, the “Reaffirmed Documents”).
          5. Reference is also made to that certain Amended and Restated Credit Agreement dated as of the date hereof among the Borrower, the financial institutions signatory thereto (the “Lenders”) and the Administrative Agent (the “Amended Credit Agreement”), which agreement amends and restates the Existing Credit Agreement.
          6. In order to induce the Administrative Agent and the Lenders to enter into and extend or continue credit under the Amended Credit Agreement, the Borrower and the Guarantor (and, where applicable, the Administrative Agent) hereby:
     (a) agree to and reaffirm all of the terms and conditions of the Reaffirmed Documents as if the same had been fully set forth herein;
     (b) agree that for all purposes of the Reaffirmed Documents, the Amended Credit Agreement shall be deemed to be the “Credit Agreement” and, hereafter, the term “Credit Agreement” (as defined in each of the Security Agreements and the Guaranty) shall mean the Amended Credit Agreement, as from time to time amended or modified;
     (c) without limiting the foregoing, make and confirm the grant of the security interests as set forth in Article II of each of the Security Agreements to the Administrative Agent on behalf of, and for the benefit of, the holders of the Secured Obligations;
     (d) without limiting the foregoing, make and confirm the grant of the guaranty as set forth in Section 3 of the Subsidiary Guaranty to the Administrative Agent on behalf of, and for the benefit of, the holders of the Secured Obligations;
     (e) agree that all references in the Reaffirmed Documents to “Bank One, NA” or its principal office in Chicago, Illinois are deemed references to JPMorgan Chase Bank, National Association, or its principal office in New York, New York, as applicable;
     (f) represent and warrant that the representations and warranties set forth in Article III of each of the Security Agreements and Section 2.1 of the Subsidiary Guaranty are true and correct on and as of the date hereof; and
          7. The Administrative Agent and the Borrower further agree that the Parent Security Agreement is amended as follows:

          (a) The definition of “Secured Obligations” is amended in its entirety to read as follows:
     “‘Secured Obligations’ means the Obligations, the Rate Management Obligations owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates and all obligations in respect of overdrafts and related liabilities owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.”
          (b) Section 3.1 is amended by deleting the reference to “Section 6.15 (i) — (v) and (vii) — (ix) of the Credit Agreement” and replacing it with a reference to “Section 6.15 (i) — (v) and (vii) — (viii) of the Credit Agreement”.
          (c) Section 3.5 is amended in its entirety to read as follows:
     “Property Locations. The Inventory, Equipment and Fixtures (other than Inventory, Equipment or Fixtures having an aggregate fair market value not in excess of an amount equal to (i) $5,000,000 minus (ii) the aggregate fair market value of Inventory, Equipment and Fixtures of Guarantors party to the Subsidiary Security Agreement which are not located at the locations described in Exhibit “A” thereto or in other locations not resulting in a breach of Section 4.1.7 thereof) are located solely at the locations described in Exhibit “A” or in other locations not resulting in a breach of Section 4.1.7(d). As of the date hereof, all of said locations are owned by the Borrower except for locations (i) which are leased by the Borrower as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory the Borrower has, to the extent requested by the Agent, delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent’s security interest in such Inventory.”
          (d) Section 4.1.5 is amended in its entirety to read as follows:
     “Disposition of Collateral. The Borrower will not sell, lease or otherwise dispose of the Collateral except (i) sales, leases or other dispositions specifically permitted pursuant to Section 6.13 of the Credit Agreement and (ii) until such time as the Borrower receives a notice from the Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.”
          (e) Section 4.1.7(a) is amended in its entirety to read as follows:
     “(a) preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity (except as permitted by Section 6.12 of the Credit Agreement), or sell all or substantially all of its assets;”
          (f) Section 4.1.7 from and after the end of clause (d) thereof is amended in its entirety to read as follows:
     “unless the Borrower shall have given the Agent not less than 10 Business Days’ prior written notice of such event or occurrence (or in the event of a movement of Inventory or Equipment in connection with the change of an office of the Borrower and/or its Subsidiaries, notice no later than 45 days after the end of the fiscal quarter in which such movement takes place) and the Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of the Borrower to the extent reasonably necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Agent’s security interest in the Collateral.”
          (g) The first sentence of Section 4.3.3 is amended in its entirety to read as follows:
     “If requested by the Agent following a Default or Unmatured Default, the Borrower will give the Agent notice of its acquisition of any vehicle covered by a certificate of title (other than a vehicle that is subject to a purchase money security interest permitted by Section 6.15 of the Credit Agreement) and deliver to the Agent, upon request, the original of any vehicle title certificate and do all things necessary to have the Lien of the Agent noted on any such certificate.”
          (h) The second sentence of Section 4.5 is amended in its entirety to read as follows:
     “The Borrower will give prompt notice to the Agent of its acquisition of ownership of uncertificated securities which are Collateral and, upon the request of the Agent, the Borrower will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property which is Collateral, to cause the Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, the Borrower will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent.”
          (i) Section 4.6.2 is amended in its entirety to read as follows:
     “Issuance of Additional Securities. Except to the extent permitted under the Credit Agreement, the Borrower will not permit or suffer any Pledged Issuer which is a Subsidiary to issue any securities or other ownership interests, any right to receive the same or any right to receive earnings.”
     (j) Exhibits A through F and Schedules 3.6 and 3.9 of the Parent Security Agreement are amended in their entirety to read as set forth on Exhibits A through F and Schedules 3.6 and 3.9 hereto.
          8. The Administrative Agent and the Guarantor agree that:
     (a) the sections of the Subsidiary Security Agreement corresponding to the sections of the Parent Security Agreement amended by Section 7(a)-(i) above are likewise amended mutatis mutandis; and
     (b) Exhibits A through F and Schedules 3.6 and 3.9 of the Subsidiary Security Agreement are amended in their entirety to read as set forth on Exhibits A through F and Schedules 3.6 and 3.9 hereto.
      9. The Administrative Agent and the Guarantor agree that the Guaranty is amended as follows:
          (a) The first sentence of Section 3 is amended in its entirety to read as follows:
     “Subject to Section 9 hereof, each of the Subsidiary Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations, the Rate Management Obligations owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates and all obligations in respect of overdrafts and related liabilities owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, including without limitation in each case any such obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”).”
     (b) Section 11 and Exhibit A of the Subsidiary Guaranty are each amended by deleting the reference therein to “Section 6.23 of the Credit Agreement” and replacing it with a reference to “Section 6.21 of the Credit Agreement”.
          10. The parties agree that except as expressly modified hereby the Reaffirmed Documents remain in full force and effect in accordance with their terms.
          11. This Affirmation may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          12. This Affirmation shall be construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.
          IN WITNESS WHEREOF, the Borrower and the Guarantor have executed this Affirmation as of the date first written above.

VIAD CORP, as Borrower
By:	/s/ Ellen M. Ingersoll
Name:	Ellen M. Ingersoll
Title:	Chief Financial Officer

By:	/s/ Elyse A. Newman
Name:	Elyse A. Newman
Title:	Treasurer

GES EXPOSITION SERVICES, INC., as Guarantor
By:	/s/ Ellen M. Ingersoll
Name:	Ellen M. Ingersoll
Title:	Vice President

By:	/s/ Elyse A. Newman
Name:	Elyse A. Newman
Title:	Treasurer

Acknowledged and agreed as of the date first written above
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Sanjna R. Daphtary
Name:	Sanjna R. Daphtary
Title:	Underwriter

EXHIBIT A
(See Sections 3.4, 3.5 and 4.1.7 of Security Agreement)
Place of Business (if it has only one) or its Chief Executive Office (if it has more than one place of business) and Mailing Address:
Locations of Inventory, Equipment and Fixtures:
A.	Properties Owned:

B.	Properties Leased:

C.	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements:
EXHIBIT B
(See Section 3.8 of Security Agreement)
A.	Vehicles subject to certificates of title:

Description	Title Number and State Where Issued

B.	Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description	Registration Number

C.	Patents, copyrights, trademarks protected under federal law1/:
(See attached Exhibit B-1)

1	For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.
EXHIBIT B-1
TRADEMARKS:
PATENTS/PATENT APPLICATIONS:
COPYRIGHTS:

EXHIBIT C
List of Pledged Securities and Other Investment Property
(See Section 3.12 of Security Agreement)
A. STOCKS:

Issuer	Certificate Number	Number of Shares
B. BONDS:

Issuer	Number Face Amount	Coupon Rate	Maturity
C. GOVERNMENT SECURITIES:

Issuer	Number Type	Face Amount	Coupon Rate	Maturity
D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Issuer	Description of Collateral	Percentage Ownership Interest
EXHIBIT D
(See Section 3.1 of Security Agreement)

Borrower	Jurisdiction

EXHIBIT E
PLEDGED SHARES
BORROWER

	Foreign Or		No. of Shares / %
Issuer	Domestic Subsidiary	Description of Collateral	Ownership Interest
EXG, Inc.	Domestic
GES Exposition Services, Inc.	Domestic
David H. Gibson Company, Inc.	Domestic
Las Vegas Convention Service Co.	Domestic
VREC, Inc.	Domestic
GES Exposition Services (Canada) Limited	Foreign
Viad Holding GmbH	Foreign
Viad Service Companies Limited	Foreign
Greyhound Canada Holdings, Inc.	Foreign
Exhibit Acquisition, Inc.	Domestic
GUARANTOR

	Foreign Or		No. Shares / %
Issuer	Domestic Subsidiary	Description of Collateral	Ownership Interest
ESR Exposition Service, Inc.	Domestic
Expo Accessories, Inc.	Domestic
Expo Display & Design, Inc.	Domestic
Shows Unlimited, Inc.	Domestic
Tradeshow Convention Services, Inc.	Domestic
EXHIBIT F
EXCLUDED STOCK

Issuer	Description of Collateral	No. Shares / % Ownership

SCHEDULE 3.6
PRIOR NAMES
SCHEDULE 3.9
EXISTING FINANCING STATEMENTS